Financial & Management Accounting Services
Project Work Agreement

OPEN ENERGY, CORPORATION. (the "Company") agrees to engage CUSTOMatrix,INC. ("Consultant") to perform project services according to the following terms of this agreement (this "Agreement"), effective as of May l8, 2006 (the "Effective Date").

1.	Project Services; Fees

1.1
Consultant shall perform the services described on Schedule A (attached hereto), upon request, during the course of this engagement, beginning on May 18, 2006 . The Company agrees to pay Consultant a fee of $125.00 per hour for SEC reporting services performed by Kara Engler during the course of this engagement. The fee for additional services will be based on Consultant's usual hourly rates in effect at the time the work is performed. The current rates ("Project Fees") are shown on Schedule A; however, they will change periodically. In addition, the Company shall reimburse Consultant for out-of-pocket expenses such as reasonable travel that may be incurred, within seven days after Consultant transmits an invoice to the Company. The Company will be billed monthly for Project Fees and Consultant's bills are payable upon presentation. Statements for services rendered or disbursements incurred that are not paid in full within 15 days after the date of the statement shall be subject to late charges of 1.5% per month (18% annual percentage rate), computed from the date of the statement until paid. The Company must notify Consultant of a billing dispute within 30 days of the invoice date or else the Company will have deemed the invoice to be correct, due and owing in all respects.

1.2	Consultant shall be entitled to receive all reasonable costs and expenses incidental to the collection of overdue amounts under this Agreement, including but not limited to reasonable attorneys' fees.

1.3
The Company agrees to pay Consultant a security deposit of WAIVED for the Company's future payment obligations to Consultant under this Agreement (the "Deposit"). If the Company fails to make any payment due to Consultant within ten days after notice of such failure to pay has been provided to the Company by Consultant, Consultant may apply the Deposit against such outstanding amount owed to Consultant. If the Company otherwise breaches this Agreement and fails to cure such breach as provided in Section 3.3, Consultant will be entitled to apply the Deposit to its damages resulting from such breach, in addition to availing itself of any other available remedies. Upon termination or expiration of the term of this Agreement, Consultant shall return to the Company the balance of the Deposit remaining after application of any amounts to the Company's unfulfilled payment obligations to Consultant.

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2.	Consultant Personnel; Relationship of the Parties

2.1	Consultant will assign Consultant's employee(s) or independent contractor(s) to perform services for the Company.

2.2
The parties agree that Consultant will be serving the Company as an independent contractor for all purposes and not as an employee or partner of or joint venture with the Company. Consultant therefore will have control over the order and sequence of project work, subject to prior approval of the Company over the specific hours worked, will have the opportunity for entrepreneurial profit, and will not be subject to Company withholding of income or employment taxes.

2.3	The Company acknowledges that Consultant's success in performing the services depends on the participation, cooperation, and support of the Company's most senior management.

2.4
Neither Consultant nor any of its employees or contractors will be or serve as the chief financial officer, an employee, a manager, any other officer, or a director of the Company unless formally agreed to in a signed agreement. Accordingly, the Company will not give or require Consultant to use the title "Chief Financial Officer" or any other title that suggests such individual is an officer, director, employee, or manager of the Company, and Consultant will have no authority or control over the employees of the Company. Consultant may not sign any documents on behalf of the Company, including but not limited to federal or state securities filings, tax filings, or representations and warranties on behalf of the Company unless formally agreed to in a signed agreement.

2.5
Consultant's services are not the services of a certified public accountant and will not constitute an audit, review or any other type of financial statement reporting engagement that is subject to the rules of the AICPA or other similar state or national professional bodies.

2.6	Neither party shall use or disclose the trade secrets of the other party.

3.	Termination

3.1	Effective upon 30 days' advance written notice, either party may terminate the term of this Agreement, such termination to be effective on the date specified in the notice.

3.2
Consultant retains the right to terminate the term of this Agreement immediately (1) if the Company is engaged in or asks the Consultant to engage in or to ignore any illegal or unethical activity, or (2) in the event of the death, disability, or dissolution of Consultant.

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3.3
In the event that either party commits a breach of this Agreement and fails to cure the same within ten (10) days following delivery by the non-breaching party of written notice specifying the nature of the breach, the non-breaching party will have the right to terminate the term of this Agreement immediately effective upon written notice of such termination.

3.4	Consultant shall be entitled to payment of any fees for services rendered up to the effective date of termination of the term.

4.	Standard Disclaimers & Limitations of Liability

4.1
The Company acknowledges that any information, including any resources delivered through Consultant's proprietary information and technology system, will be provided by Consultant merely as a tool to be used in the discretion of the Company. The Company agrees that reports, projections, or forecasts may be prepared only at the Company's direction and will reflect the Company's own judgment. Consultant makes no representation or warranty as to the accuracy or reliability of reports, projections, or forecasts derived from use of the information it provides, and Consultant shall not be liable for any claims of reliance on such reports, projections, forecasts, or information. Consultant disclaims all warranties, either express or implied, including, but not limited to, implied warranties of merchantability and fitness for a particular purpose, with regard to all information, applications, and services that it may provide pursuant to this Agreement. Consultant shall not be liable for any non-compliance of reports, projections, forecasts, or information or services with federal, state, or local laws or regulations.

4.2
The Company agrees that, with respect to any claims or liabilities that the Company or anyone else may assert against Consultant in connection with this Agreement or the relationship arising hereunder, Consultant's total liability shall not exceed an amount equal to the Project Fees actually received by Consultant for the immediate two months preceding the applicable claim.

4.3
As a condition for recovery of any liability or claim, the Company must give Consultant written notice of the alleged basis for liability within thirty (30) days of discovering the circumstances giving rise thereto, in order that Consultant will have the opportunity to investigate in a timely manner and, where possible, correct or rectify the alleged basis for liability.

4.4
Neither Consultant nor the Company will be liable in any event for incidental, consequential, punitive, or special damages, including without limitation, any interruption of business or loss of business, profit, or goodwill.

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5.	Indemnity; Joint Defense; Arbitration

5.1
The Company agrees to indemnify, defend and hold harmless Consultant to the full extent permitted by law for any liabilities, losses, costs, damages, and expenses, including reasonable attorneys' fees, as they are incurred, in connection with (1) any cause of action, suit, or other proceeding arising from or relating to Consultant's engagement by the Company under this Agreement, Consultant's provision of services to the Company, or the Company's use of any analyses or information provided by Consultant, and (2) any legal proceeding in which Consultant may be required or agree to participate for reasons other than fulfilling the indemnity obligations described in this sentence. This indemnity will not apply to Consultant's willful misconduct.

5.2
If the Company and Consultant are defendants in any action, suit, or other proceeding, the defense of Consultant will be conducted by counsel selected by the Company, unless, upon advice of Consultant's counsel, Consultant would not be adequately represented by the Company's counsel because of a conflict of interest or inability to present a defense that would otherwise be available to Consultant if separately represented, in which case Consultant may be represented by counsel of its own choosing, at its sole cost Without the written consent of Consultant, the Company may not consent to the entry of any judgment with respect to the matter or enter into any settlement that does not include a provision by which the plaintiff or claimant in the matter releases Consultant from all liability with respect to the matter.

5.3
If the parties are unable to resolve any dispute between them arising out of or in connection with this Agreement, either party may refer the dispute to arbitration by a single arbitrator selected by the parties according to the commercial arbitration rules of the American Arbitration Association ("AAA"), and the decision of the arbitrator will be final and binding on both parties. Such arbitration shall be conducted in San Diego, California by the San Diego, California office of the AAA and governed by internal California law. In the event that the parties fail to agree on the selection of the arbitrator within thirty (30) days after either party's request for arbitration under this Section 5.3, the arbitrator shall be chosen by AAA. The arbitrator may in the arbitrator's discretion order documentary discovery, but in no event may depositions be taken. The arbitrator will have no authority to award punitive damages. Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction. The arbitrator will have no authority to award damages in excess or in contravention of Section 4.2 or 4.4 or this Section 5.3 and may not amend or disregard any provision of Section 4.2 or 4.4 or this Section 5.3.

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6.	Miscellaneous Provisions

6.1
The provisions concerning payment of the Project Fees, indemnification, limitation of liability, nonsolicitation, and arbitration will survive the expiration of the term or any termination of the term of this Agreement.

6.2
Neither the Company nor Consultant will be deemed to have waived any rights or remedies accruing under this Agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy.

6.3	This Agreement will be governed by and construed in all respects in accordance with the internal laws of the State of California, without giving effect to conflicts-of-laws principles.

6.4
The terms of this Agreement are severable, and they may not be amended except in writing signed by Consultant and the Company. If any portion of this Agreement is found to be unenforceable, the rest of the Agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial portion of its bargain. This agreement binds and benefits the successors of Consultant and the Company.

6.5	This Agreement contains the entire agreement between Consultant and the Company, superseding any prior oral or written statements or agreements.

6.6	Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.

6.7	The mailing address for payments by the Company is:

Customatrix, Inc.
Attn: Eric Chriss
12707 High Bluff Drive, Suite 200
San Diego, CA 92130

6.8	This Agreement is effective as of the Effective Date and may be signed in original or faxed counterparts.

COMPANY NAME		CONSULTANT
Customatrix, Inc., a Delaware Corporation

By:		By:
Name:	David Saltman	Name:	Eric Chriss
Title:	CEO	Title:	CEO

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Schedule A

2006 Fee Schedule

Level I Services: Various Accounting Activities
$40 to $80 per hour, based on the skill level required

1.	Enter transactions into accounting software: deposits, checks, invoices, A/R, A/P, credit cards, etc.
2.	Reconcile bank statements and credit card statements.
3.	Maintenance of fixed asset register and depreciation schedules.
4.	Maintenance of amortization schedules for notes payable.
5.	Preparation of general ledger.
6.	Accounts Payable and Accounts Receivable, etc.

Level II Services: Management Accounting Services
$90 per hour

7.	Provide controller services.
8.	Inventory management
9.	Cash flow management.
10.	Set-up initial accounting system and procedures.
11.	Enter initial transactions: deposits, checks, invoices, A/R, A/P, credit cards, etc.
12.	Compilation of periodic financial statements and close books.
13.	Set up payroll with major payroll provider and manage process.
14.	Provide financials and other data to tax accountant and/or auditor, and make adjustments to financials as needed.

Level III Services: Financial Modeling, Due Diligence &SEC Reporting
$125 per hour

1.	Assist in the preparation of 10K's and 10Q's.
2.	Spearhead M&A due diligence activities, excluding valuation.
3.	Prepare projections according to management's assumptions.
4.	Prepare and analyze key financial ratios and performance indicators.
5.	Implement one or two year budget.
6.	Prepare financial projections for the purchase of a business or merger, or bank financing according to management's assumptions.
7.	Model new lines of business according to management's assumptions.

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Level IV Services: CFO Functions
$170 per hour

1.	Interface with investors, banks, etc.
2.	Oversee regulatory compliance and reporting.
3.	Business plan assistance and evaluation, based on management's assumptions.
4.	Arrange new finance facilities and banking arrangements.
5.	Assist in creating convincing presentations to investors.
6.	Evaluate and advise regarding the Company's capital structure.
7.	Board of Directors meetings and presentations.
8.	Provide controllership oversight functions regarding proper staffing, organization, and productivity.
9.	Evaluate buy or lease decisions.
10.	Implement and oversee internal controls and prevent the possibility of fraud.
11.	Assist with establishing stock options programs and compensation plans.
12.	Spearhead initial public offerings.
13.	Business valuation analysis and consulting.

Level V Services: Placement Services

1.	Recruitment fees equivalent to 15% of the first year salary for the new-hire.
2.	Yearly management membership fee of $500.